Exhibit 10.3

SECURITY AND PLEDGE AGREEMENT

(Stock)

THIS SECURITY AND PLEDGE AGREEMENT (Stock) (the “Pledge Agreement”), is made as of March 29, 2005, by and between EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Debtor”), and KEYBANK NATIONAL ASSOCIATION as Administrative Agent (the “Agent”) for all the parties identified as “Lenders” (the “Lenders”) under that certain Credit Agreement of even date between Debtor, Agent and Lenders (the “Credit Agreement”).

RECITALS

A. Concurrently herewith Debtor is entering into the Credit Agreement pursuant to which Lenders shall provide Debtor with a senior secured revolving credit facility (the “Revolving Credit Facility”).

B. Pursuant to the Credit Agreement, the Lenders shall make various advances and will provide Debtor with certain letters of credit (the “Letters of Credit”).

C. It is a prerequisite to the Lenders’ entering into the Credit Agreement that Debtor enter into this Pledge Agreement and grant to Agent, for itself and the ratable benefit of the Lenders, the security interest hereafter provided to secure the Obligations.

D. Debtor as owner of the assets encumbered hereby, desires to enter into this Pledge Agreement to secure payment and performance of the Obligations.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Pledge Agreement, the following terms shall have the meanings specified below.

1.1 Agent. The term “Agent” shall have the meaning given to such term in the preamble to this Pledge Agreement.

1.2 Bankruptcy Code. The term “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978 (11 U.S.C. §101-1130) as amended and as hereafter modified.

1.3 Collateral. “Collateral” shall mean, collectively:

(a) All securities, warrants, assets, security entitlements, investment property and other property described in Exhibit A whether now owned or hereafter acquired; provided that in all instances the pledge of equity interests in any Subsidiary (“Foreign Subsidiary”) formed in a jurisdiction other than the United States shall be limited to 66.66% of such equity interests) subject to such terms and conditions as are provided in Section 3, 4 and 8 below;

(b) All proceeds, and revenues of or from the personal property described in Exhibit A attached hereto all substitutions for such personal property, and all additions thereto (collectively, the “Collateral Revenues”), including (i) stock rights, rights to subscribe, liquidating dividends, stock dividends, cash dividends, interest, stock splits, warrants, options, conversion rights, puts, calls, new securities and other property to which Debtor is or may hereafter become entitled to receive on account of such personal property; and (ii) all Proceeds of such personal property which consist of accounts, contract rights, instruments, documents, chattel paper, inventory, goods, merchandise, equipment, and general intangibles as these terms are defined in the UCC; and

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(c) All Collateral Records.

1.4 Collateral Records. The term “Collateral Records” shall mean all of Debtors’ existing and hereafter acquired books, records, data and other documents relating to the assets referred to in Section 1.3(a) and (b).

1.5 Event of Default. “Event of Default” shall have the meaning given to such term in Section 7 of this Pledge Agreement.

1.6 Governmental Authority. The term “Governmental Authority” shall mean (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

1.7 Lenders. The term “Lenders” shall have the meaning given to such term in the preamble to this Pledge Agreement.

1.8 Lender Expenses. The term “Lender Expenses” means: all costs and expenses incurred by Agent or Lenders in connection with this Pledge Agreement or the Credit Agreement or the Loan Documents or the transactions contemplated thereby, including, without limitation, (i) all costs or expenses required to be paid by Debtor under this Pledge Agreement which are paid or advanced by Agent or Lenders; (ii) all costs or expenses required to be paid by Debtor under the Credit Agreement which are paid or advanced by Agent or Lenders; (iii) taxes and insurance premiums of every nature and kind of Debtor paid by Agent or Lenders; (iv) filing, recording, publication, search fees, appraiser fees, auditor fees paid or incurred by Agent or Lenders in connection with Agent’s transactions with Debtor; (v) costs and expenses incurred by Agent or Lenders in collecting or realizing upon the Collateral (with or without suit), to correct any default or enforce any provision of this Pledge Agreement, costs and expenses of suit incurred by Agent in enforcing or defending this Pledge Agreement or any portion hereof; and (vi) reasonable attorneys’ fees and expenses incurred by Agent or Lenders in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Pledge Agreement, any portion hereof, any agreement related hereto, or any of the transactions contemplated hereby, whether or not suit is brought, and including, but not limited to, any expenses incurred in any proceedings or case in the U.S. bankruptcy courts in enforcing or defending its rights in its collateral, under this Pledge Agreement or under any note or other document executed in connection with this Pledge Agreement.

1.9 Lien. The term “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement (including in the nature of, cash collateral accounts or security interests), encumbrance, lien (statutory or other), fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

1.10 Obligations. The term “Obligations” shall have the meaning given to such term in the Credit Agreement, and shall include all debts, obligations, and liabilities whether Debtor may be liable individually or jointly, or whether recovery upon such debt may be or become barred by any statute of limitations or otherwise unenforceable, including all attorneys’ fees and costs now or hereafter payable by Debtor to the Lenders under the Loan Documents or in connection with the collection and enforcement of such debts, obligations and liabilities. Notwithstanding anything to the contrary contained in this Pledge Agreement, this Pledge Agreement shall not secure and the term “Obligations” shall not include any debts that are or may hereafter constitute “consumer credit” which is subject to the disclosure requirements of the federal Truth-In Lending Act (15 U.S.C. Section 1601, et seq.) or any similar state law in effect from time to time, unless Agent and Debtor shall otherwise agree in a separate written agreement.

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1.11 Pledge Agreement. The term “Pledge Agreement” shall mean this Pledge Agreement, any concurrent or subsequent rider to this Pledge Agreement and any extensions, supplements, amendments or modifications to this Pledge Agreement and/or to any such rider.

1.12 Proceeds. The term “Proceeds” shall have the meaning provided in the UCC and shall include without limitation whatever is received upon the sale, lease, exchange, collection or other disposition of Collateral or proceeds, including, without limitation, proceeds of insurance covering Collateral, tax refunds, and any and all accounts, notes, instruments, chattel paper, equipment, money, deposit accounts, goods, or other tangible and intangible property of Debtor resulting from the sale or other disposition of the Collateral, and the proceeds thereof.

1.13 UCC. The term “UCC” shall mean the California Uniform Commercial Code, as amended from time to time.

1.14 Other Terms. All terms with an initial capital letter that are used but not defined in this Pledge Agreement shall have the respective meanings given to such terms in the Credit Agreement and in Articles 8 and 9 of the UCC, respectively, as applicable.

2. GRANT OF SECURITY INTEREST IN COLLATERAL. As security for the prompt and complete payment and performance of all the Obligations, Debtor hereby grants to Agent for itself and on behalf of and for the ratable benefit of the Lenders, a first priority security interest (subject to Liens (including tax Liens) in favor of any Governmental Authority, which pursuant to the statute or law and other applicable law creating such Lien, have priority over any Lien granted in this Pledge Agreement) in all of Debtor’s right, title and interest in, to and under the Collateral.

3. DELIVERY OF COLLATERAL AND VOTING.

3.1 Collateral Delivery.

(a) Initial Delivery of Collateral. Concurrently with Debtor’s execution of this Pledge Agreement and delivery of this Pledge Agreement to the Agent, Debtor shall deliver physical possession to the Agent of every stock certificate, document, instrument and chattel paper which constitutes Collateral and obtain the fully executed Consent in the form attached hereto as Exhibit B. Any such items of Collateral that are certificated securities shall be duly endorsed in blank without restriction or with a duly executed assignment separate from certificate (stock power) duly endorsed in blank without restriction and with all necessary transfer tax stamps affixed. To the extent that Debtor delivers to Agent one or more stock certificates each of which (“Foreign Subsidiary Certificate”) reflects an equity interest in any Foreign Subsidiary in excess (“Excess Equity Interest”) of the percentage set forth in Section 1.2(c) above (“Designated Percentage Interest”), Agent will be entitled to hold such Foreign Subsidiary Certificate to reflect and perfect its security interest in 66.66% of the Equity Interest in the Foreign Subsidiary, unless and until Debtor delivers to Agent a (i) replacement certificate reflecting the Designated Percentage Interest; and (ii) an acceptable legal opinion from a law firm reasonably acceptable to Agent that the replacement certificate was properly issued and is fully paid for and properly reflects the Designated Percentage Interest in the subject entity and may be delivered to Agent as collateral. (Such replacement certificates when delivered or provided herein as referred to as the “Replacement Foreign Subsidiary Certificate.”)

(b) Future Delivery of Collateral. If at any time after the date of this Pledge Agreement, Debtor obtains possession of any certificate or instrument constituting or representing any item of Collateral, (i) Debtor shall immediately deliver or arrange for the immediate delivery of such certificate or instrument to Agent; (ii) to the extent such item represents a certificated security, Debtor shall duly endorse such certificate in blank without restriction or deliver a duly executed assignment

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separate from certificate (stock power) duly endorsed in blank without restriction and with all necessary transfer tax stamps affixed; and (iii) shall hold such Collateral separate and apart from Debtor’s other funds and property in an express trust for the benefit of the Agent until paid or delivered to the Agent.

(c) Uncertificated Securities. If any item of Collateral is an uncertificated security, Debtor shall either (i) procure the issuance of a security certificate to represent such Collateral and endorse and deliver such certificate as required by Section 3.1(a) above; or (ii) cause the issuer thereof to register the Agent as the registered owner of such uncertificated security; or (iii) cause the issuer thereof to enter into an agreement, in form and substance reasonably satisfactory to the Agent, among the Agent, the registered owner of such security, and the issuer to the effect that the issuer will comply with instructions originated by the Agent without further consent by the registered owner; or (iv) cause the security to be credited to a securities account and execute an agreement in form reasonably acceptable to Agent to permit Agent to gain control of such asset.

3.2 Control. If any Collateral is not capable of being delivered, Debtor shall deliver to Agent such financing statements or other instruments as are deemed necessary by Agent to enable it to perfect its security interest in such Collateral and obtain “control” or “possession” of such Collateral under applicable law.

3.3 Pledge under Foreign Law. To the extent that the pledge of the item of Collateral is governed by the laws of a jurisdiction other than a state of the United States, Debtor shall, in lieu of compliance with the other provisions of this Section 3, enter into such agreements and documents as are reasonably necessary to accomplish the pledge of such Collateral to Agent.

3.4 Voting. Provided that no Event of Default has occurred and is continuing, Debtor shall have the right to exercise all voting rights and other consensual rights and powers with respect to the Collateral for any purpose not inconsistent with the terms of this Pledge Agreement and the other Loan Documents; provided, however, that (a) Debtor shall not exercise any such right or power if, in Agent’s discretion, such action would have an adverse effect on the value of the Collateral or impair or otherwise adversely effect the security interest or other rights of the Agent under this Pledge Agreement; and (b) Debtor shall not be permitted to trade, invest, or sell the Financial Assets (as such term is defined in Article 8 of the UCC) without the prior written consent of the Agent.

4. DISPOSITION OF COLLATERAL REVENUES.

4.1 Delivery to Debtor; No Event of Default. Provided that no Event of Default has occurred and is continuing, the Collateral Revenues shall be retained by Debtor to the extent provided in Section 4.3 below.

4.2 Occurrence of Event of Default. If an Event of Default has occurred and is continuing, the Agent shall have the right to hold and apply the Collateral Revenues as provided below.

4.3 Payment of Cash Dividends and Interest. Provided that no Default or Event of Default shall have occurred and be continuing, Debtor shall be entitled to receive all cash dividends and interest payable in connection with the Collateral, except for the following, which are referred to as “Liquidation Dividends,” for (a) cash dividends paid or payable in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus, or paid-in capital of the issuer of such Collateral; and (b) cash paid, payable, or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral. If at any time and for any reason Debtor receives any Collateral Revenues other than those that Debtor is entitled to receive under this Section 4.3, Debtor (i) shall immediately deliver such Collateral Revenues to the Agent in the original form received by Debtor; (ii) shall execute and deliver to the Agent such documents of transfer respecting such Collateral Revenues as the Agent may require, including an endorsement in blank of any certificate evidencing such Collateral Revenues; (iii) shall not commingle such Collateral Revenues with any of Debtor’s other funds or property; and (iv) shall hold such Collateral Revenues separate and apart from Debtor’s other funds and property in an express trust for Agent until paid or delivered to the Agent.

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Notwithstanding the foregoing, to the extent that the Agent holds a Foreign Subsidiary Certificate which reflects an Excess Equity Interest, Agent may receive and collect all Liquidation Dividends payable in connection with the entire Foreign Subsidiary Certificate. Agent shall refund to Debtor any Liquidation Dividends allocable to the Excess Equity Interest.

5. COVENANTS, REPRESENTATIONS AND WARRANTIES.

5.1 Debtor’s Covenants. Notwithstanding anything to the contrary contained in the other Loan Documents (and subject to Section 15.11 below), Debtor hereby covenants and agrees that during the term hereof and until all Obligations are fully paid and performed:

(a) Liens. Except for the lien provided to Agent, Debtor shall at all times keep the Collateral free of all Liens other than the security interest of the Agent or Liens (including tax Liens) in favor of any Governmental Authority which pursuant to statute or law creating such Lien and other applicable law, have priority over any Lien granted under this Pledge Agreement.

(b) Further Assurances. Debtor shall deliver to Agent promptly or ensure that Agent promptly receives (i) all Collateral that Debtor is obligated to deliver to the Agent under Section 3.1 above; (ii) all financing statements and all other documents that Agent deems necessary or desirable to evidence the transfer and pledge of the Collateral to Agent as provided in this Pledge Agreement; (iii) except as otherwise expressly provided in this Pledge Agreement, all Collateral Revenues; (iv) such specific acknowledgments, assignments, stock or bond powers, Regulation U Statement of Purpose forms, and other documents as the Agent may request relating to the Collateral; and (v) copies of records and other reports relating to the Collateral in such form and detail and at such times as the Agent may from time to time require.

(c) Changes in Collateral. Debtor shall give prompt notice to Agent of any threatened or asserted dispute or claim with respect to the Collateral, which could reasonably be expected to materially and adversely affect the Collateral.

(d) Subsidiaries. If there is a material recapitalization or restructure or acquisition of the equity interest in any subsidiaries of Debtor, Debtor shall take such action as is necessary so that Agent shall have and retain (i) 100% of the equity interest in all subsidiaries wholly-owned by Debtor and organized under the laws of the United States or any state or jurisdiction thereof, and (ii) 66.66% of the equity interests of any subsidiary that acquires the stock of Scala Business Solutions N.V. or, if such stock is acquired by Debtor, then 66.66% of the equity interests of Scala Business Solutions N.V.

(e) Perfection. From time to time upon Agent’s request, Debtor (i) shall execute and deliver to Agent, and give, file or record, at Debtor’s expense, all notices and other documents that Agent deems necessary or appropriate in order for the Agent to maintain a first priority (subject to Liens (including tax Liens) in favor of any Governmental Authority which pursuant to statute or law creating such Lien and other applicable law, have priority over any Lien granted under this Pledge Agreement) perfected security interest in the Collateral; and (ii) shall perform such other acts, and execute and deliver to Agent such additional assignments, agreements, instruments and other documents, as Agent may request in connection with the administration and enforcement of this Pledge Agreement or the Agent’s exercise of any or all of its rights, powers and remedies under this Pledge Agreement.

(f) Litigation Cooperation. Debtor, at its expense, shall appear in and defend any action or proceeding which may materially and adversely affect Debtor’s title to all or part of the Collateral or Agent’s security interest in the Collateral.

(g) Changes. Without prior written notice to Agent, Debtor will not change its name, mailing address, or its state of incorporation.

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5.2 Debtor’s Representations. Debtor represents and warrants to Agent and Lenders as follows:

(a) Ownership of Collateral. Debtor is the sole legal and beneficial owner of the Collateral, free and clear of all Liens, except for the security interest in favor of Agent under this Pledge Agreement and Liens currently existing in favor of any foreign governmental authority, which to the best of Debtor’s knowledge do not currently exist.

(b) Status of Collateral. All of the Collateral consisting of securities has been duly and validly issued and is fully paid for and non-assessable. Except for Collateral that Debtor has previously disclosed to Agent as “restricted securities” or securities held by an “affiliate” (as such terms are defined in Rule 144 under the Securities Act of 1933, as amended), including Collateral consisting of the stock of any subsidiary of Debtor, or as may be specifically stated to the Agent in writing prior to the date of this Pledge Agreement, all of the Collateral is transferable without prior notice to, or approval or consent from, any person or governmental or regulatory authority, and there exists no condition or restriction or restrictive legend to or affecting the transfer of the Collateral.

(c) Authority to Pledge. Debtor has full rights and authority to pledge the Collateral in the manner hereby specified; and (except for approvals which have already been obtained) no consent of any governmental body or regulatory authority is necessary for the rights created hereunder to be valid.

(d) Continuing Warranties. Debtor’s warranties and representations set forth in this Section 5 and in any exhibit hereto shall be true and correct at the time of execution of this Pledge Agreement by Debtor and at the time Debtor requests or receives any advance under the Credit Agreement.

(e) Subsidiaries. The assets described in Exhibit A as of the time of closing are Epicor Software (UK) Limited.

(f) Warranties and Representations Cumulative. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Debtor shall give, or cause to be given, to Agent or Lenders, either now or hereafter.

6. DUTY OF AGENT TO COOPERATE WITH READJUSTMENTS. Agent agrees to cooperate with Debtor to maintain the percentage interests set forth in 5.1(e) by adjusting the outstanding equity interests pledged hereunder in the event there is a recapitalization, restructure or acquisition of equity interests by Debtor relating to any of its subsidiaries.

7. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an Event of Default under this Pledge Agreement, at the option of the Agent.

7.1 Breach of Pledge Agreement. (i) Any representation or warranty hereunder proves to have been incorrect in any material respect when made or deemed made, (ii) Debtor breaches any provision of this Pledge Agreement which cannot be cured or (iii) the breach by Debtor of any other provision of this Pledge Agreement that remains uncured for a period of thirty (30) days.

7.2 Breach of Other Agreements. The occurrence and continuance of an Event of Default under the Credit Agreement.

7.3 Lien Priority. Agent shall cease to have a valid and perfected first priority (subject to Liens (including tax Liens) in favor of any Governmental Authority which pursuant to statute or law creating such Lien and other applicable law, have priority over the Lien granted in this Pledge Agreement) lien upon any material item of the Collateral purported to be covered by such security interest.

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7.4 Seizure of Assets. If all or any material item(s) of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon and such action can reasonably be expected to cause a Material Adverse Effect.

8. LENDER’S RIGHTS AND REMEDIES ON DEFAULT. The exercise of remedies hereunder shall be made by Agent on behalf of itself and for the ratable benefit of the Lenders upon the terms and conditions contained herein. If an Event of Default shall have occurred and be continuing and not been cured or waived in accordance with the terms hereof or the Credit Agreement, Agent shall have the following rights and powers and may, at Agent’s option, without notice of its election and without demand to the extent permitted by Section 8.3 of the Credit Agreement, do any one or more of the following, all of which are hereby authorized by Debtor:

8.1 UCC Rights. The Agent shall have all of the rights and remedies of a secured party under the UCC and under all other applicable laws.

8.2 Acceleration. Agent may declare any or all of the Obligations to be immediately due and payable.

8.3 Extensions of Credit. Lenders may discontinue advancing money or extending credit to or for the benefit of Debtor in connection with the Credit Agreement or under any other document or agreement between Agent, Lenders and Debtor.

8.4 Assembly of Collateral. The Agent may require Debtor to assemble the Collateral and make it available to the Agent at a place designated by the Agent.

8.5 Possession of Collateral. The Agent, without a breach of the peace, may enter any of the premises of Debtor and search for, take possession of, remove, keep or store any or all of the Collateral. If the Agent seeks to take possession of any or all of the Collateral by court process, Debtor irrevocably and unconditionally agrees that a receiver may be appointed by a court for such purpose without regard to the adequacy of the security for the Obligations.

8.6 Foreclose on Collateral. The Agent shall have the right to sell and dispose of the Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as the Agent may deem satisfactory. The Agent may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale) and thereafter hold the same, absolutely free from any right or claim of whatsoever kind. The Agent is authorized, at any such sale, if it deems it advisable so to do, to restrict the prospective bidders or purchasers of any of the Collateral to persons who will represent and agree that they are purchasing for their own account for investment, and not with a view to the distribution or sale of any of the Collateral. Upon any such sale the Agent shall have the right to deliver, assign, and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold free from any claim or right of whatsoever kind of Debtor or any other Person, including any equity or right of redemption of Debtor, who, to the extent permitted by law, specifically waives any now existing or hereafter acquired rights of redemption, stay or appraisal. The Agent shall give Debtor: (i) ten (10) days written notice of its intention to make any such public or private sale; or (ii) two (2) days notice of any sale at a broker’s board or on a securities exchange. Such notice, in case of a public sale, shall state the time and place fixed for such sale, and, in case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof being so sold, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Agent may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Agent may

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determine. The Agent shall not be obligated to make any such sale pursuant to any such notice. The Agent may, without notice or publication, postpone any public or private sale or cause the same to be postponed from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so postponed. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Agent until the selling price is paid by the purchaser thereof, but the Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. To the extent that Agent holds any Foreign Subsidiary Certificate which reflects an Excess Equity Interest, Agent may foreclose on such certificate in any manner permitted by applicable law or as specified in this Section 8 as regards any item of collateral. Upon any sale of such Certificate, Agent will release to Debtor any consideration received in return for the sale of the Excess Equity Interest.

8.7 Judicial Action. The Agent, in its discretion, may proceed by a suit or suits at law or in equity to foreclose its security interests in the Collateral under a judgment or decree of a court or courts of competent jurisdiction. Debtor agrees that any disposition of Collateral by way of a private placement or other method which, in the opinion of the Agent, is required or advisable under federal and state securities laws is commercially reasonable.

8.8 Collateral Revenues. Debtor’s rights, if any, to receive any Collateral Revenues shall automatically cease, and all Collateral Revenues shall be paid to the Agent. Any and all Collateral Revenues received by the Agent may be retained by the Agent as additional Collateral or, in the Agent’s discretion, may be applied toward the satisfaction of the Obligations. In such event the Agent shall have the right and power to receive, endorse and collect all checks and other orders for payment of money made payable to Debtor representing any dividend or other distribution payable or distributable in respect of any Collateral.

8.9 Information. Without limiting the generality of this Section 8, it shall conclusively be deemed to be commercially reasonable for the Agent to direct any prospective purchaser of any or all of the Collateral to Debtor to ascertain all information concerning the status of the Collateral.

8.10 Commercially Reasonable Actions by Agent. Debtor acknowledges that it may be impracticable or extremely difficult to effect a public sale of all or part of the Collateral by reason of certain restrictions contained in state and federal securities laws, as now or hereafter in effect. Because of such restrictions, and without limiting the generality of this Section 8, it shall conclusively be deemed to be commercially reasonable for the Agent to do any or all of the following:

(a) To resort to one or more private sales to a single purchaser or a restricted group of purchasers who may be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof; and

(b) To impose restrictions and conditions with respect to (i) the ability of a purchaser or bidder to bear the economic risk of an investment in the Collateral; (ii) the knowledge and experience of business and financial matters of a purchaser or bidder; (iii) the access of a purchaser or bidder to information regarding the Collateral; and (iv) such other matters as the Agent determines to be necessary or advisable to comply with any state or federal securities laws.

8.11 No Registration Required. Debtor acknowledges that some or all of the conditions and restrictions which may be imposed by the Agent pursuant to Section 8.10 above may result in reduced proceeds being received upon the sale of the Collateral than would otherwise have been obtained. The Agent shall have no obligation to delay the sale of any or all of the Collateral for the period of time necessary to permit registration by the issuer of any securities comprising the Collateral, even if such registration would be possible under applicable state and federal securities law.

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8.12 Other Procedures. The Agent’s disposition of any or all of the Collateral in any manner which differs from the procedures specified in this Section 8 shall not be deemed to be commercially unreasonable.

8.13 Foreclosure. If the Agent has reduced its claims for breach of any of the obligations to judgment, the lien of any levy which may be made on any or all of the Collateral by virtue of any execution based upon such judgment shall relate back to the date of the Agent’s perfection of its security interest in such Collateral. A judicial sale pursuant to such execution shall constitute a foreclosure of the Agent’s security interest by judicial procedure, and the Agent may purchase at such sale and thereafter hold the Collateral free of all rights of Debtor therein.

8.14 Discharge Claims. The Agent may discharge claims, demands, liens, security interests, encumbrances and taxes affecting any or all of the Collateral and take such other actions as the Agent determines to be necessary or appropriate to protect the Collateral and the Agent’s security interest therein. The Agent, without releasing Debtor or any other Person from any of the Obligations, may perform any of the Obligations in such manner and to such extent as the Agent determines to be necessary or appropriate to protect the Collateral and the Agent’s security interest therein.

8.15 Proceeds of Sale. The proceeds of any sale or disposition of the Collateral by the Agent shall be applied in the following order of priority:

(a) First, to all liabilities, obligations, costs, and expenses, including reasonable attorneys’ fees and costs, incurred by the Agent in exercising any of its rights or remedies under this Pledge Agreement, including the costs and expenses of retaking, holding, and selling any or all of the Collateral;

(b) Second, to the payment of the Obligations in such order and amounts as the Agent may determine in its discretion;

(c) Third, to (i) the satisfaction of indebtedness secured by any subordinate security interest in the Collateral if written demand therefor is received by the Agent before distribution of any such proceeds; and (ii) to the satisfaction of any subordinate attachment lien or execution lien pursuant to subdivision (b) of Section 701.040 of the Code of Civil Procedure if notice of the levy of attachment or execution is received by the Agent before distribution of any such proceeds. If requested by the Agent, the holder of a subordinate security interest in the Collateral shall furnish the Agent with proof of its interest in the Collateral acceptable to the Agent, and unless such holder does so, the Agent shall have no obligation to comply with such holder’s demand; and

(d) Fourth, the surplus, if any, shall be paid to Debtor.

8.16 Voting Rights. The Agent may exercise any or all warrants, options, conversion rights, puts, calls, voting rights, and other rights with respect to any or all of the Collateral (collectively the “Voting and Stock Rights”) in such manner and to such extent as the Agent in its discretion determines to be necessary or appropriate, and Debtor’s rights and authority to exercise the Voting and Stock Rights shall automatically terminate upon the occurrence and during the continuance of an Event of Default. Notwithstanding anything to the contrary contained in this Pledge Agreement, the Agent shall have no obligation to exercise any or all Voting and Stock Rights, and the Agent shall have no liability or responsibility of any kind to Debtor or any other party for the Agent’s exercise or delay or failure to exercise any or all of the Voting and Stock Rights. In connection with the Agent’s exercise of any or all of the Voting and Stock Rights, the Agent shall have the right (a) to deposit or surrender control of any or all of the Collateral to any third Person; (b) to accept other property in exchange for the Collateral; and (c) to take such other actions as the Agent in its discretion determines to be necessary or appropriate.

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9. LIABILITY FOR DEFICIENCY. Debtor shall at all times remain liable for any deficiency remaining on the Obligations, is liable after any disposition of any or all of the Collateral and after the Agent’s application of any proceeds to the Obligations.

10. POWER OF ATTORNEY. Debtor irrevocably appoints the Agent, with full power of substitution, as Debtor’s attorney-in-fact, coupled with an interest, with full power, in the Agent’s own name or in the name of Debtor:

10.1 At any time after the occurrence and during the continuation of an Event of Default, to do any or all of the following:

(a) Endorse any checks, drafts, money orders, notes, and other instruments or documents representing or evidencing the Collateral;

(b) Pay or discharge claims, demands, liens, security interests, encumbrances, or taxes affecting or threatening the Collateral;

(c) Receive payment of all Collateral Revenues;

(d) Commence, prosecute or defend any suit, action or proceeding relating to any or all of the Collateral;

(e) Instruct any accountant or other third Person having custody or control of any Collateral Records to deliver such records to the Agent; and

(f) Sell, transfer, pledge, make any agreement with respect to, or otherwise deal with the Collateral as though the Agent were the owner thereof for all purposes.

10.2 To execute any security agreement, assignment, notice, and all other documents which the Agent, in its discretion, determines to be necessary or appropriate in order to (a) perfect or maintain the Agent’s security interest in the Collateral; (b) exercise any or all of the Agent’s rights under this Pledge Agreement; or (c) to consummate or effectuate any of the transactions contemplated by this Pledge Agreement.

11. WAIVERS. Debtor hereby waives presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of the Obligations. Debtor waives the right to assert any statute of limitations as a defense to the enforcement of any of the Obligations to the fullest extent permitted by law.

12. CUMULATIVE REMEDIES. The Agent’s rights and remedies under this Pledge Agreement are cumulative with and in addition to all other rights and remedies which the Agent may have in connection with the Loans. The Agent may exercise any one or more of its rights and remedies under this Pledge Agreement at the Agent’s option and in such order as the Agent may determine in its discretion. The Agent may exercise its rights under this Pledge Agreement from time to time and at such times as the Agent may determine.

13. ACTIONS. The Agent shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which the Agent determines may affect (a) the Collateral; (b) Debtor’s or the Agent’s rights or obligations under the Loan Documents; (c) Debtor’s or the Agent’s rights under this Pledge Agreement; or (d) the Loans. Whether or not an Event of Default has occurred under any of the Loan Documents, the Agent shall at all times have the right to take any and all actions which the Agent in its discretion determines to be necessary or appropriate to protect the Agent’s interest in connection with the Loan.

Stock Pledge Agreement	Page 10 of 14

14. INDEMNITY. Debtor agrees to defend, indemnify and hold harmless Agent and Lenders and their officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party related to or in connection with the transactions contemplated by this Pledge Agreement or the Collateral, and (b) all losses or expenses in any way suffered, incurred, or paid by Agent and Lenders as a result of or in any way arising out of, following or consequential to the transactions between Agent and Lenders and Debtor under this Pledge Agreement or the Collateral (including without limitation, reasonable attorneys fees and reasonable expenses), except for losses arising from or out of Agent or Lender’s gross negligence or willful misconduct.

15. GENERAL.

15.1 Taxes and Other Expenses Regarding the Collateral. If Debtor fails to pay promptly when due to any person or entity, monies which Debtor is required to pay by reason of any provision in this Pledge Agreement, Agent may, but need not, pay the same and charge Debtor’s account therefor, and Debtor shall promptly reimburse Agent therefor. Any payments made by Agent shall not constitute: (a) an agreement by Agent to make similar payments in the future, or (b) a waiver by Agent of any default under this Pledge Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

15.2 Notices. Any notice, demand or request required hereunder shall be made in the manner set forth in the Credit Agreement.

15.3 Release of Collateral. Agent shall promptly file UCC termination statements and any other instruments as necessary upon any Disposition by Debtor of any items or item of Collateral, to the extent such Disposition is permitted under the Credit Agreement.

15.4 Termination. At such time as Debtor shall completely satisfy all of the obligations secured hereunder, Agent shall execute and deliver to Debtor all instruments as may be necessary or proper to reinvest in Debtor full title to the property assigned hereunder, subject to any disposition thereof which may have been made by Agent pursuant hereto.

15.5 Course of Dealing. No course of dealing, nor any failure to exercise, nor any delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

15.6 Amendment. This Pledge Agreement may be modified only by a written agreement signed by Debtor and the Agent.

15.7 Agreement Binding; Assignment. This Pledge Agreement shall be binding and deemed effective when executed by Debtor and Agent. This Pledge Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Debtor may not assign this Pledge Agreement, or any rights hereunder without Agent’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Agent shall release Debtor from its obligations to Agent. Agent and each Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Agent’s or such Lender’s rights and benefits hereunder to the extent and in the manner provided for in Section 10.4 of the Credit Agreement. In connection therewith, Agent may disclose all documents and information that Agent now has or hereafter may have relating to Debtor or Debtor’s business subject to Debtor’s reasonable confidentiality requirements.

15.8 Time of Essence. Time is of the essence of each provision of the Loan Documents.

15.9 Article and Section Headings. Article and section headings and article and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each article and section applies equally to this entire Pledge Agreement.

Stock Pledge Agreement	Page 11 of 14

15.10 Construction. Neither this Pledge Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Agent or Debtor, whether under any rule of construction or otherwise. On the contrary, this Pledge Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

15.11 Conflict or Credit Agreement Modifications. To the extent that there is an explicit conflict between the terms of the Credit Agreement and this Pledge Agreement, the terms of the Credit Agreement shall control. Any future changes or modifications to the Credit Agreement, shall apply to and modify this Pledge Agreement, to the extent that such change or modification would reasonably be construed to apply to this Pledge Agreement.

15.12 Performance of Covenants. Debtor shall perform all of its covenants under this Pledge Agreement at its sole cost and expense.

15.13 Term. This Pledge Agreement shall continue in full force and effect as long as any of the Obligations are outstanding and until terminated by written agreement of the Agent.

15.14 Severability. Each provision of this Pledge Agreement shall be severable from every other provision of this Pledge Agreement for the purpose of determining the legal enforceability of specific provision. Without limiting the generality of the preceding sentence, if the Agent’s security interest in any part of the Collateral is held to be unlawful, void, voidable or unenforceable for any reason, such defect shall in no way affect the validity or enforceability of the remaining terms and conditions of this Pledge Agreement.

15.15 No Third Party Beneficiaries. The Loan Documents are entered into for the sole protection and benefit of Lenders, Debtor and Agent, as applicable, and their respective permitted successors and assigns. No other Person shall have any rights or causes of action under the Loan Documents.

15.16 Counterparts. This Pledge Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together shall constitute the same instrument.

15.17 No Waiver By Agent. No waiver by the Agent or any of its rights or remedies in connection with the Obligations or any of the terms and conditions of the Loan Documents shall be effective unless such waiver is in writing and signed by the Agent.

16. AMENDMENT. This Pledge Agreement may be modified only by a written agreement signed by Debtor and the Agent.

17. ADDITIONAL WAIVERS OF DEBTOR. Notwithstanding the rights given to Debtor pursuant to California Civil Code Sections 1479 and 2822 (and any amendments or successors thereto), to designate how payments will be applied, Debtor irrevocably waives such rights, and the Agent shall have the right in its discretion to determine the order and method of the application of payments received from Debtor or from the sale or disposition of the Collateral and to revise such application prospectively or retroactively at its discretion (notwithstanding any entry by the Agent on its books). Debtor waives any right to require the Agent (a) to proceed against any Person; (b) to exhaust any Collateral; or (c) to pursue any remedy in the Agent’s power in any order or whatsoever.

Stock Pledge Agreement	Page 12 of 14

18. ENTIRE AGREEMENT. The Loan Documents contain the entire agreement between the Agent and Debtor concerning the subject matter of the Loan Documents and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, representations and warranties, whether oral or written, made by the Agent or Debtor concerning the Loan.

[Signature page follows]

Stock Pledge Agreement	Page 13 of 14

All terms and conditions set forth in the Exhibits and any Addendum(s) attached to this Pledge Agreement are incorporated by this reference.

DEBTOR:
EPICOR SOFTWARE CORPORATION, a Delaware corporation
By:	/s/ Michael Piraino
Title:	Senior Vice President and Chief Financial Officer

AGENT:
KEYBANK NATIONAL ASSOCIATION
By:	/s/ Robert W. Boswell
Title:	Vice President

Stock Pledge Agreement	Page 14 of 14

EXHIBIT A

This Exhibit A is attached to and made a part of the SECURITY AND PLEDGE AGREEMENT (STOCK) dated March 29, 2005.

Number of Shares or Description of Other Assets Held as Collateral	Issuer’s Name and Address	Jurisdiction of Formation	Par Value	Identification No.*
398,750	Epicor Software (UK) Limited	United Kingdom	£1	Certificate	#9

*	Certificate Number, CUSIP Number, or Maturity Date of Bond

Stock Pledge Agreement	EXHIBIT A

EXHIBIT B

CONSENT OF COMPANY

EPICOR SOFTWARE (UK) LIMITED, a company organized under the laws of the United Kingdom (“Company”), hereby consents to the collateral assignment by EPICOR SOFTWARE CORPORATION (“Debtor”) of all of its right, title and interest in 66.66% of all shares in Company to KEYBANK NATIONAL ASSOCIATION as Administrative Agent (the “Agent”) for all the parties identified as “Lenders” (the “Lenders”), subject to the terms and conditions of the Pledge Agreement and agrees to be bound by the terms of the Pledge Agreement to which this consent is attached and the other Loan Documents.

Company hereby agrees that upon delivery to it by Agent of one or more stock certificates which reflect an Equity Interest in Company in excess of 66.66%, Company will promptly issue and deliver within ten (10) days thereafter to Agent one or more replacement certificates, which will in aggregate reflect no more than 66.66% of the Equity Interest in Company.

COMPANY:
EPICOR SOFTWARE (UK) LIMITED
By:
Name:
Title:

Stock Pledge Agreement	EXHIBIT B